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FORM 4

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section  17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

                                                    OMB APPROVAL
                                        ---------------------------------------
[ ] Check this box if no longer         OMB Number                    3235-0287
    subject to Section 16. Form 4       Expires:                 April 30, 1997
    or Form 5 obligations may           Estimated average burden hours per
    continue. See Instruction 1(b)        response ........................ 0.5


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1.   Name and Address of Reporting Person

             McLaughlin,       Mark         W.
           ------------------------------------------
               (Last)         (First)    (Middle)


             13750 U.S. 281 North, Suite 660
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                         (Street)


             San Antonio,      Texas      78232-4370
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                (City)        (State)       (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     The Arlen Corporation (ARE)
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3.   IRS or Social Security Number of Reporting Person (Voluntary)

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4.   Statement for (Month/Year)

      11/96
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer (Check all applicable)

            Director                                X    10% Owner
    -------                                     -------
            Officer (give title below)                   Other (specify below)
    -------                                     -------

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

                TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Trans-   3. Trans-      4. Securities Acquired (A) or    5. Amount of         6. Owner-    7. Nature of
   (Instr. 3)            action      action         Disposed of (D)                  Securities           ship         Indirect
                         Date        Code           (Instr. 3, 4 and 5)              Beneficially         Form:        Beneficial
                         (Month/     (Instr. 8)                                      Owned at             Direct       Ownership
                         Day/      ------------------------------------------        End of Month         (D) or       (Instr. 4)
                         Year)       Code    V       Amount   (A) or   Price         (Instr. 3 and 4)     Indirect
                                                               (D)                                        (I)
                                                                                                          (Instr. 4)
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
  Common Stock        01/22/97        P              100,000    A       $.05                              D
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  Common Stock        01/22/97        P               20,000     A      $.06                              D
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  Common Stock        01/22/97        P               30,000     A      $.07                              D
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  Common Stock        01/22/97        P               50,000     A      $.08                              D
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  Common Stock        01/23/97        P               50,000     A      $.11                              D
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  Common Stock        01/23/97        P               50,000     A      $.12          5,402,785           D
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Reminder: Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                                                                                 (Over)
                                             (Print or Type Responses)                                               SEC 1474 (8-92)

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
                 FORM 4 (CONTINUED) TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of    2. Conversion    3. Transaction       4. Transaction      5. Number of             6. Date Exercisable
   Derivative     or Exercise       Date                Code                Derivative               and Expiration
   Security       Price of         (Month/Day/          (Instr. 8)          Securities               Date
   (Instr. 3)     Derivative       Year)                                    Acquired (A)             (Month/Day/
                  Security                                                  or Disposed of           Year)
                                                                            (D)                  ------------------------
                                                                            (Instr. 3, 4, and 5)     Date      Expiration
                                                      ------------------------------------------  Exercisable      Date
                                                       Code      V          (A)          (D)
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Explanation of Responses:

7. Title and Amount of        8. Price          9. Number             10. Ownership          11. Nature of
   Underlying Securities         of                of Derivative          of Derivative          Indirect
   (Instr. 3 and 4)              Derivative        Securities             Security:              Beneficial
--------------------------       Security          Beneficially           Direct (D)             Ownership
               Amount or         (Instr.  5)       Owned at end           or Indirect            (Instr. 4)
 Title         Number of                           of Month               (I)
                Shares                             (Instr.4)              (Instr. 4)

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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

/s/ Mark W. McLaughlin                        January 27, 1997
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** Signature of Reporting Person              Date



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                                                                SEC 1474 (8-92)